Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and the inclusion of our report dated December 8, 2011, except for Note 4 and Note 6, as to which the date is March 6, 2012, with respect to the Warner Music Group Corp. consolidated financial statements, supplementary information and schedule as of September 30, 2011 (Successor) and 2010 (Predecessor), and for the period from July 20, 2011 to September 30, 2011 (Successor), the period from October 1, 2010 to July 19, 2011 (Predecessor), and each of the years in the two-year period ended September 30, 2010 (Predecessor) in Amendment No. 1 to the Registration Statement on Form S-4 and related Prospectus of Warner Music Group Corp. and WMG Acquisition Corp. dated March 6, 2012.

/s/ Ernst & Young LLP

New York, New York

March 6, 2012